Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

NEWS CORPORATION REPORTS SECOND QUARTER

NET INCOME OF $1.06 BILLION; GROWTH OF $415

MILLION OVER THE PRIOR YEAR SECOND QUARTER

TOTAL SEGMENT OPERATING INCOME GROWS 16%

TO $1.50 BILLION ON REVENUES OF $8.98 BILLION

NEW YORK, NY, February 8, 2012 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported second quarter revenue of $8.98 billion, a 2% increase over the $8.76 billion of revenue reported a year ago. The quarterly revenue increase was led by growth at the Company’s Cable Network Programming, Television and Filmed Entertainment segments, partially offset by declines at the Company’s Publishing and Other segments.

The Company reported second quarter total segment operating income(1) of $1.50 billion, a 16% increase over the $1.29 billion of total segment operating income reported a year ago. This improvement was led by a more than doubling of contributions at the Company’s Filmed Entertainment segment, as well as strong double-digit increases at the Cable Network Programming and Television segments. These increases more than offset declines at the Publishing and Other segments. The decline at the Other segment primarily resulted from the inclusion of an $87 million charge ($0.03 per share) related to the costs of the ongoing investigations initiated upon the closure of The News of the World.

The Company reported second quarter net income of $1.06 billion ($0.42 per share), as compared to net income of $642 million ($0.24 per share) reported a year ago. This year’s second quarter results include $125 million of pre-tax income in Other, net, principally reflecting a non-cash gain from the consolidation of Fox Pan American Sports following the acquisition of the remaining outstanding ownership stake not already owned by the Company. The second quarter results also include a $44 million pre-tax gain from British Sky Broadcasting’s (“BSkyB’s”) share repurchase program, included in equity earnings of affiliates, which was essentially offset by a $36 million pre-tax restructuring charge primarily related to the U.K. and Australian newspapers. Excluding the net income effects of these items, the charge related to the investigations in the U.K. and comparable items in both years, second quarter adjusted earnings per share(2) this year are $0.39 compared with the adjusted year-ago result of $0.29.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“The significant growth we reported in the quarter in the Cable Network Programming, Television and Filmed Entertainment segments clearly validates our strategy to develop and distribute superior wide-ranging content. I am particularly pleased with the success of our business strategies in spite of the uncertain economic conditions that we continue to face. News Corporation’s commitment to delivering value to our stockholders is unwavering and we will continue to focus on generating superior shareholder returns, as evidenced by our strong year to date earnings and the successful completion of over half of our previously announced share repurchase program.”

(1)

Total segment operating income is a non-GAAP financial measure. See page 11 for a description of total segment operating income and for a reconciliation of total segment operating income to income before income tax expense.

(2)	See page 14 for a reconciliation of reported net income and earnings per share to adjusted net income and adjusted earnings per share.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

REVIEW OF SEGMENT OPERATING RESULTS

Total Segment Operating Income (Loss)	3 Months Ended December 31,			6 Months Ended December 31,
	2011		2010	2011		2010
	US $ Millions
Cable Network Programming	$882		$735	$1,657		$1,394
Filmed Entertainment	393		189	740		469
Television	189		151	322		256
Direct Broadcast Satellite Television	6		(12)	125		70
Publishing	218		380	328		558
Other	(191)		(156)	(290)		(312)

Total Segment Operating Income	$1,497	*	$1,287	$2,882	*	$2,435

*	The three and six months ended December 31, 2011 include $87 million and $104 million of charges, respectively, related to the ongoing investigations initiated upon the closure of The News of the World. Excluding these charges, total segment operating income is $1,584 million and $2,986 million in the three and six months ended December 31, 2011, respectively.

Cable Network Programming

Cable Network Programming reported second quarter segment operating income of $882 million, a $147 million or 20% increase over the second quarter a year ago, driven by a 9% increase in revenue. Operating income contributions from the domestic channels increased 25%, underpinned by improved results at the Regional Sports Networks (“RSNs”), which included an approximate $55 million net timing benefit, principally from reduced rights costs resulting from the NBA lockout, and at Fox News, which marked its 10th consecutive year as the leading cable news network. The Company’s international cable channels grew earnings 8%, led by continued momentum in Latin America at Fox International Channels partially offset by lower contributions from STAR in India.

Affiliate revenue growth of 9% at the domestic cable channels for the second quarter primarily reflects higher rates at the RSNs and the FX Network. In the quarter, the comparative positive impact from the absence of the prior year’s distribution contract renewal dispute was offset by reduced affiliate revenues from this season’s NBA lockout at the RSNs. International cable channels’ affiliate revenues increased 19% over the year-ago quarter, led by growth at the Fox International Channels in Latin America.

Advertising revenue at the domestic cable channels grew 6% in the second quarter of fiscal 2012 over the prior year period led by pricing and ratings growth at the FX Network partially offset by advertising declines at the RSNs related to the NBA lockout. Calendar 2011 marked the FX Network’s most watched year in its history, with an over 20% increase in prime time, Adults 18-49 ratings. The international cable channels’ advertising revenue grew 5% over the prior year, primarily due to improving advertising markets and viewership trends, led by particular strength at Fox International Channels in Latin America. Advertising revenues at STAR India were in-line with the prior year, as strong local currency advertising revenue growth was offset by the impact of the weakening Indian Rupee.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

Filmed Entertainment

Filmed Entertainment reported second quarter segment operating income of $393 million, a $204 million increase over the $189 million reported in the same period a year ago. The second quarter results include the worldwide home entertainment performances of Rio, Rise of the Planet of the Apes, X-Men: First Class and Mr. Popper’s Penguins, as well as the successful worldwide theatrical releases Alvin and the Chipmunks: Chipwrecked (which has generated over $300 million in worldwide box office receipts to date) and The Descendants (winner of Golden Globe for Best Picture – Drama and Best Actor – Drama and nominated for 5 Academy Awards including Best Picture and Actor in a Leading Role). Prior year second quarter film results included the theatrical releases Unstoppable, Chronicles of Narnia: Voyage of the Dawn Treader and Gulliver’s Travels. This year’s second quarter results also benefited from increased operating profit at the television production studios, led by the growth of digital distribution revenue from the licensing of content to Netflix and Amazon.

Television

Television reported second quarter segment operating income of $189 million, an increase of $38 million or 25% versus the same period a year ago. The growth reflects increased broadcast network advertising revenues, underpinned by the stronger fall schedule led by X-Factor and The New Girl, strong Major League Baseball and National Football League programming, as well as a greater than 100% increase in retransmission consent revenues. These increases were partially offset by lower political advertising revenue at the local television stations and increased programming costs at the broadcast network, primarily related to the new series and additional Major League Baseball World Series games.

Direct Broadcast Satellite Television

SKY Italia reported second quarter segment operating income of $6 million, an improvement of $18 million versus the $12 million operating loss reported a year ago. Local currency revenues increased slightly, primarily related to increased advertising and subscription revenues. The operating profit improvement was also driven by lower operating expenses and programming costs. SKY Italia’s 5.03 million quarter-end subscriber base reflects the net addition of approximately 23,000 subscribers during the quarter.

Publishing

Publishing reported second quarter segment operating income of $218 million, a $162 million or 43% decrease compared to the $380 million reported a year ago, reflecting lower advertising revenues at the Australian newspapers and the integrated marketing services business, as well as the absence of contributions from the closure of The News of the World in the U.K.

Other

The Other segment reported a second quarter operating loss of $191 million, which is $35 million greater than the prior year. These results include an $87 million charge related to the costs of the ongoing investigations initiated upon the closure of The News of the World. Partially offsetting these charges is the positive impact from the absence of results from disposed businesses, including Myspace and Fox Mobile.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

OTHER ITEMS

Fox Pan American Sports

In December 2011, the Company acquired a 67% equity interest in Fox Pan American Sports (“FPAS”) for approximately $400 million. The Company previously owned an approximate 33% equity interest in FPAS, an international sports programming and production entity, which owns and operates Fox Sports Latin America network, a Spanish and Portuguese-language sports network distributed to subscribers in certain Caribbean and Central and South American nations. As a result of this transaction, the Company now owns 100% of FPAS.

Share Repurchases

On July 12, 2011, News Corporation announced that its Board of Directors approved a stock repurchase program which increased the approximately $1.8 billion remaining under the Company’s prior program to $5 billion. Through February 7, 2012, the Company has purchased approximately $2.7 billion of Class A common stock under the program, at an average price of $16.76 per share.

Dividends

The Company has declared a dividend of $0.085 per Class A share and Class B share. This dividend is payable on April 18, 2012 with a record date for determining dividend entitlements of March 14, 2012.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES

Second quarter net earnings from affiliates were $142 million versus $67 million in the same period a year ago. The increased contributions from affiliates are primarily due to improved results from BSkyB, including the Company’s $44 million pre-tax gain related to BSkyB’s share repurchase program.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended		6 Months Ended
			December 31,		December 31,
	% Owned		2011	2010	2011	2010
			US $ Millions
BSkyB	39	%(1)	$174	$109	$315	$246
Other affiliates	Various	(2)	(32)	(42)	(52)	(85)

Total equity earnings of affiliates			$142	$67	$263	$161

(1)	Please refer to BSkyB’s earnings releases for detailed information.
(2)	Primarily comprised of Sky Deutschland, NDS, Australian and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the quarter-to-date profit results are as follows:

	3 Months Ended December 31,
	2011	2010

Australian Dollar/U.S. Dollar	1.01	0.94
U.K. Pounds Sterling/U.S. Dollar	1.57	1.56
Euro/U.S. Dollar	1.35	1.32

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

To receive a copy of this press release through the Internet, access News Corporation’s corporate Web site located at http://www.newscorp.com.

Audio from News Corporation’s conference call with analysts on the second quarter results can be heard live on the Internet at 4:30 p.m. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092	212-852-7070
Joe Dorrego, Investor Relations
212-852-7856

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended December 31,		6 Months Ended December 31,
	2011	2010	2011	2010
	US $ Millions (except share related amounts)

Revenues	$8,975	$8,761	$16,934	$16,187

Operating expenses	(5,583)	(5,605)	(10,336)	(10,148)
Selling, general and administrative expenses	(1,614)	(1,589)	(3,141)	(3,050)
Depreciation and amortization	(281)	(280)	(575)	(554)
Impairment and restructuring charges	(36)	(275)	(127)	(282)
Equity earnings of affiliates	142	67	263	161
Interest expense, net	(257)	(230)	(515)	(462)
Interest income	29	28	65	54
Other, net	125	(12)	(5)	(22)

Income before income tax expense	1,500	865	2,563	1,884
Income tax expense	(373)	(190)	(650)	(400)

Net income	1,127	675	1,913	1,484
Less: Net income attributable to noncontrolling interests	(70)	(33)	(118)	(67)

Net income attributable to News Corporation stockholders	$1,057	$642	$1,795	$1,417

Weighted average shares:	2,515	2,628	2,563	2,627

Net income attributable to News Corporation stockholders per share:	$0.42	$0.24	$0.70	$0.54

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	June 30, 2011
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$9,432	$12,680
Receivables, net	7,151	6,330
Inventories, net	2,872	2,332
Other	669	442

Total current assets	20,124	21,784

Non-current assets:
Receivables	412	350
Investments	4,499	4,867
Inventories, net	4,594	4,198
Property, plant and equipment, net	5,940	6,542
Intangible assets, net	8,277	8,587
Goodwill	15,018	14,697
Other non-current assets	1,072	955

Total assets	$59,936	$61,980

Liabilities and Equity
Current liabilities:
Borrowings	$—	$32
Accounts payable, accrued expenses and other current liabilities	5,344	5,773
Participations, residuals and royalties payable	1,784	1,511
Program rights payable	1,316	1,298
Deferred revenue	958	957

Total current liabilities	9,402	9,571

Non-current liabilities:
Borrowings	15,454	15,463
Other liabilities	2,973	2,908
Deferred income taxes	3,571	3,712
Redeemable noncontrolling interests	587	242
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	17	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	16,701	17,435
Retained earnings and accumulated other comprehensive income	10,728	12,045

Total News Corporation stockholders’ equity	27,454	29,506
Noncontrolling interests	495	578

Total equity	27,949	30,084

Total liabilities and equity	$59,936	$61,980

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

CONSOLIDATED STATEMENTS OF CASH FLOWS

	6 Months Ended December 31,
	2011	2010
	US $ Millions
Operating activities:
Net income	$1,913	$1,484
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	575	554
Amortization of cable distribution investments	47	48
Equity earnings of affiliates	(263)	(161)
Cash distributions received from affiliates	253	161
Impairment charges	—	168
Other, net	5	22
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(1,202)	(715)
Inventories, net	(758)	(906)
Accounts payable and other liabilities	26	(2)

Net cash provided by operating activities	596	653

Investing activities:
Property, plant and equipment, net of acquisitions	(485)	(555)
Acquisitions, net of cash acquired	(488)	(31)
Investments in equity affiliates	(37)	(256)
Other investments	(158)	(23)
Proceeds from dispositions	321	109

Net cash used in investing activities	(847)	(756)

Financing activities:
Borrowings	—	12
Repayment of borrowings	(32)	(29)
Issuance of shares	15	—
Repurchase of shares	(2,477)	—
Dividends paid	(305)	(245)
Purchase of subsidiary shares from noncontrolling interests	—	(104)
Sale of subsidiary shares to noncontrolling interests	—	50

Net cash used in financing activities	(2,799)	(316)

Net decrease in cash and cash equivalents	(3,050)	(419)
Cash and cash equivalents, beginning of period	12,680	8,709
Exchange movement on opening cash balance	(198)	166

Cash and cash equivalents, end of period	$9,432	$8,456

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

SEGMENT INFORMATION

	3 Months Ended December 31,			6 Months Ended December 31,
	2011		2010	2011		2010
	US $ Millions
Revenues

Cable Network Programming	$2,161		$1,974	$4,281		$3,846
Filmed Entertainment	2,063		1,809	3,841		3,312
Television	1,520		1,369	2,443		2,220
Direct Broadcast Satellite Television	947		944	1,869		1,800
Publishing	2,130		2,346	4,199		4,392
Other	154		319	301		617

Total Revenues	$8,975		$8,761	$16,934		$16,187

Segment Operating Income (Loss)

Cable Network Programming	$882		$735	$1,657		$1,394
Filmed Entertainment	393		189	740		469
Television	189		151	322		256
Direct Broadcast Satellite Television	6		(12)	125		70
Publishing	218		380	328		558
Other	(191)		(156)	(290)		(312)

Total Segment Operating Income	$1,497	*	$1,287	$2,882	*	$2,435

*	The three and six months ended December 31, 2011 include $87 million and $104 million of charges, respectively, related to the ongoing investigations initiated upon the closure of The News of the World. Excluding these charges, total segment operating income is $1,584 million and $2,986 million in the three and six months ended December 31, 2011, respectively.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

NOTE 1 – TOTAL SEGMENT OPERATING INCOME AND SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. Total segment operating income and segment operating income before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business and provide investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Total segment operating income and segment operating income before depreciation and amortization is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Total segment operating income does not include: Impairment and restructuring charges, Equity earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

Segment operating income before depreciation and amortization is defined as segment operating income plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

The following table reconciles segment operating income before depreciation and amortization to income before income tax expense.

	3 Months Ended December 31,		6 Months Ended December 31,
	2011	2010	2011	2010
	US $ Millions
Segment Operating income before depreciation and amortization	$1,801	$1,594	$3,504	$3,037
Depreciation and amortization	(281)	(280)	(575)	(554)
Amortization of cable distribution investments	(23)	(27)	(47)	(48)

Total Segment Operating income	1,497	1,287	2,882	2,435
Impairment and restructuring charges	(36)	(275)	(127)	(282)
Equity earnings of affiliates	142	67	263	161
Interest expense, net	(257)	(230)	(515)	(462)
Interest income	29	28	65	54
Other, net	125	(12)	(5)	(22)

Income before income tax expense	$1,500	$865	$2,563	$1,884

	For the Three Months Ended December 31, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$943	$(38)	$(23)	$882
Filmed Entertainment	416	(23)	—	393
Television	210	(21)	—	189
Direct Broadcast Satellite Television	84	(78)	—	6
Publishing	324	(106)	—	218
Other	(176)	(15)	—	(191)

Consolidated Total	$1,801	$(281)	$(23)	$1,497

	For the Three Months Ended December 31, 2010 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$800	$(38)	$(27)	$735
Filmed Entertainment	211	(22)	—	189
Television	172	(21)	—	151
Direct Broadcast Satellite Television	59	(71)	—	(12)
Publishing	476	(96)	—	380
Other	(124)	(32)	—	(156)

Consolidated Total	$1,594	$(280)	$(27)	$1,287

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

	For the Six Months Ended December 31, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$1,779	$(75)	$(47)	$1,657
Filmed Entertainment	802	(62)	—	740
Television	364	(42)	—	322
Direct Broadcast Satellite Television	277	(152)	—	125
Publishing	541	(213)	—	328
Other	(259)	(31)	—	(290)

Consolidated Total	$3,504	$(575)	$(47)	$2,882

	For the Six Months Ended December 31, 2010 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$1,517	$(75)	$(48)	$1,394
Filmed Entertainment	514	(45)	—	469
Television	298	(42)	—	256
Direct Broadcast Satellite Television	202	(132)	—	70
Publishing	747	(189)	—	558
Other	(241)	(71)	—	(312)

Consolidated Total	$3,037	$(554)	$(48)	$2,435

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2011

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS

The calculation of net income and earnings per share excluding “Other, net”, Equity affiliate adjustments, Impairment and restructuring charges and Segment operating profit adjustments may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Net income and earnings per share excluding “Other, net”, Equity affiliate adjustments, Impairment and restructuring charges and Segment operating profit adjustments are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and earnings per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses net income and earnings per share excluding “Other, net”, Equity affiliate adjustments, Impairment and restructuring charges and Segment operating profit adjustments to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following table reconciles reported net income and reported diluted earnings per share (“EPS”) to adjusted net income and adjusted diluted earnings per share.

	3 Months Ended		3 Months Ended
	December 31, 2011		December 31, 2010
	Net (loss) income	EPS	Net (loss) income	EPS
	(in US$ millions, except per share data)

As reported	$1,057	$0.42	$642	$0.24

Other, net (net of provision for income taxes of $13 and $136 for the three months ended December 31, 2011 and 2010, respectively)	(138)	(0.05)	(124)	(0.05)

Equity affiliate adjustments (net of provision for income taxes of $10 for the three months ended December 31, 2011)(a)	(34)	(0.01)	—	—

Impairment and restructuring charges (net of provision for income taxes of $10 and $37 for the three months ended December 31, 2011 and 2010, respectively)	26	0.01	238	0.09
Segment operating profit adjustments (net of provision for income taxes of $17 for the three months ended December 31, 2011)(b)	70	0.03	—	—

Rounding	—	(0.01)	—	0.01

As adjusted	$981	$0.39	$756	$0.29

(a)	Equity earnings of affiliates for the three months ended December 31, 2011 were adjusted to exclude from BSkyB results News Corporation’s gain on the BSkyB repurchase program.

(b)

Segment operating profit for the three months ended December 31, 2011 were adjusted to exclude from the Other segment the expenses related to the ongoing investigations initiated upon the closure of The News of the World.